Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
International Cellular  Accessories

2. The articles have been amended as follows: (provide article numbers, if available)
The amendments to Article I and Article IV of the articles of incorporation set forth in Exhibit A to this Certificate of Amendment are incorporated herein by reference in their entirety.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  68.3%

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
5. Signature: (required)

X
Signature of Officer Clifford Chapman, President and Chief Executive Officer

*If any proposed amendment would alter or change any prefrence or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by’the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 3-6-09

Exhibit A to Certificate of Amendment
of
International Cellular Accessories (the “Corporation”)

Article I of the Articles of Incorporation is hereby amended as follows:

ARTICLE I
NAME

The name of the corporation is IMAGE METRICS, INC.

Section 4.01 of Article IV of the Articles of Incorporation is hereby amended to read in full as follows:

Section 4.01.       Number and Class. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 90,000,000 shares, consisting of (a) 75,000,000 shares of Common Stock, par value $0.001 per share, and (b) 20,000,000 shares of Preferred Stock, par value $0.001 per share, of which 15,000,000 shares of such Preferred Stock shall be designated as Series A Convertible Preferred Stock.

The powers, preferences and rights of the shares of Common Stock and the shares of Preferred Stock, including the Series A Convertible Preferred Stock, and the qualifications, limitations or restrictions thereof are as follows:

A.           Common Stock

1.           Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

2.           Voting Rights. At every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation.

3.           Dissolution, Liquidation or Winding-Up. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and of the amounts to which the holders of all outstanding shares of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

B.           Preferred Stock

1.           Issuance in Series. The shares of Preferred Stock may be divided into and issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. All shares of Preferred Stock shall be of equal rank and identical except to the extent that variations in the relative preferences and rights enumerated in subparagraphs (a) through (g), inclusive, of Section 2 of Paragraph A of this Article IV may be fixed and determined by the Board of Directors between series hereafter established; and each share of a series shall be identical in all respects with the other shares of such series.

2.         Authority of the Board with Respect to Series. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article IV, to divide the shares of Preferred Stock into one or more series, and with respect to each such series, to fix and determine by resolution or resolutions providing for the issue of such series the following relative preferences and rights as to which there may be variations between the series so established:

(a)          The distinctive designation of such series and the number of shares which shall constitute such series which number may be increased or decreased (but not decreased below the number of shares then outstanding) from time to time by like action of the Board of Directors;

(b)         The annual rate of dividends payable on shares of such series, the conditions, if any, upon which and the dates when such dividends shall be payable;

(c)         The time or times when and the price or prices at which shares of such series shall be redeemable;

(d)         The amount payable on shares of such series in the event of any liquidation, dissolution or winding-up of the affairs of the Corporation;

(e)          If the shares of such series are to be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of such series, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

(f)           If the shares of such series are to be convertible into or exchangeable for shares of Common Stock or shares of any other series of Preferred Stock, the conversion price or prices or the rate or rates of exchange and the terms and conditions of such conversion or exchange;

(g)          The voting rights, if any, of such series; and

(h)          Such other powers, preferences and rights of shares of such series and the qualifications, limitations or restrictions thereof as the Board of Directors may deem advisable and as are not inconsistent with the provisions of the Certificate of Incorporation.

3.         Dividends. The holders of shares of Preferred Stock of each series shall be entitled to receive, out of the assets of the Corporation which are by law available for the payment of dividends, cash dividends in such amounts and payable at such time or times as shall be fixed and determined by the Board of Directors in any resolution providing for the issuance of any such series, before any dividends on any class of capital stock of the Corporation ranking junior to the Preferred Stock (other than dividends payable in shares of any class of capital stock of the Corporation ranking junior to the Preferred Stock) may be declared or paid or set apart for payment. The term “class of capital stock of the Corporation ranking junior to the Preferred Stock” shall mean the Common Stock and any other class of stock of the Corporation hereafter authorized which ranks junior to the Preferred Stock as to payment of dividends or the distribution of assets upon dissolution, liquidation or winding-up.

4.         Redemption. The shares of Preferred Stock of any series then outstanding shall be redeemable, in whole or in part, at the option of the Corporation, by resolution of its Board of Directors at such price or prices and at such time or times as may be fixed and determined by the Board of Directors in accordance with any resolution providing for the issuance of any such series of Preferred Stock. In case of redemption of a part only of the shares of Preferred Stock of any series at the time outstanding, the redemption shall be pro rata. Subject to the foregoing, the Board of Directors shall have full authority and power to prescribe the manner in which the drawing by lot or the pro rata redemption shall be conducted and the terms and conditions upon which the shares of Preferred Stock shall be redeemed from time to time.

Notice of every redemption of shares of Preferred Stock shall be given by mailing such notice, postage prepaid, not less than 20 nor more than 60 days prior to the date fixed for such redemption to each holder of record of shares so to be redeemed at his address as the same shall appear on the books of the Corporation. Each such notice shall specify the date fixed for redemption and the place where payment of the redemption price is to be made upon surrender for cancellation of the certificates representing shares called for redemption. Any notice which was mailed in the manner herein provided shall be conclusively presumed to be duly given whether or not the holder receives the notice.

If notice of redemption shall have been duly given as hereinabove provided, on and after the date fixed for redemption (unless the Corporation shall default in making payment of the redemption price), all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares, including, but not limited to, the right to receive dividends thereon, shall cease and terminate, notwithstanding that any certificate for such shares so called for redemption shall not have been surrendered for cancellation, and the holders of such shares so called for redemption shall cease to be shareholders and shall have no interest in or claim against the Corporation except the right to receive the redemption price of the shares so redeemed, upon surrender of their certificates for cancellation.

5.         Reacquired Shares. Shares of any series of Preferred Stock which have been acquired by the Corporation, whether by purchase or redemption or by their having been converted into or exchanged for other shares of the Corporation shall upon their acquisition and without any other action by the Corporation resume the status of authorized but unissued shares of Preferred Stock and may be reissued as shares of the series of which they were originally a part or may be issued as shares of a new series or as shares of any other series.

6.         Voting Rights. Except as otherwise fixed and determined by the Board of Directors in any resolution providing for the issuance of any series of Preferred Stock or as required by law, the holders of shares of Preferred Stock of any such series shall not be entitled to vote at any annual or special meeting of stockholders of the Corporation.

7.         Dissolution, Liquidation or Winding-Up. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts or other liabilities of the Corporation, the holders of all then outstanding shares of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount in cash for each share equal to the amount fixed and determined by the Board of Directors in any resolution providing for the issuance of any such series of Preferred Stock before any distribution is made to the holders of any class of capital stock of the Corporation ranking junior to the Preferred Stock. If upon any dissolution, liquidation or winding-up of the affairs of the Corporation, the net assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Preferred Stock in full amounts to which they respectively shall be entitled, the holders of all outstanding shares of Preferred Stock of all series shall share ratably in any distribution of assets in proportion to the full amounts which would be payable upon such distribution if all sums payable were paid in full. Neither the merger nor the consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a liquidation or winding-up of the affairs of the Corporation within the meaning of this Article IV.

C.           Series A Convertible Preferred Stock

1.           Designation and Number of Shares. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock,” and the number of shares constituting such series shall be 15,000,000 shares. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.           Ranking. The Series A Convertible Preferred Stock shall, with respect to distribution rights upon the Liquidation (as defined in Section 3 below) of the Corporation, rank (a) subject to clause (b), senior to the Common Stock, and all other preferred stock of the Corporation, and (b) as applicable, junior to or on a parity with such preferred stock of the Corporation the terms of which expressly provide that such preferred stock will rank senior to or on a parity with the Series A Convertible Preferred Stock.

3.           Liquidation.

(a)        Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (“Liquidation”), the holders of record of the shares of the Series A Convertible Preferred Stock shall be entitled to receive, immediately after any distributions required by the Corporation’s Articles of Incorporation and any certificate(s) of designation, powers, preferences and rights in respect of any securities of the Corporation having priority over the Series A Convertible Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation, and before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart with respect to any securities of the Corporation over which the Series A Convertible Preferred Stock has priority with respect to the distribution of the assets of the Corporation upon Liquidation (“Junior Securities”), an amount in cash with respect to each share of Series A Convertible Preferred Stock held by such holders, equal to the $1.00 per share (subject to adjustment in the event of stock splits, combinations or similar events). If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series A Convertible Preferred Stock and any securities of the Corporation having equal priority with the Series A Convertible Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation (“Parity Securities”) shall be insufficient to permit payment in full to the holders of the Series A Convertible Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series A Convertible Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series A Convertible Preferred Stock and of such Parity Securities, if any. Except as otherwise specifically provided, the consolidation or merger of the Corporation with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall not be deemed to be a Liquidation within the meaning of this Section 3(a).

(b)        Upon the completion of the distributions required by paragraph (a) of this Section 3, if assets remain in the Corporation, they shall be distributed to holders of Junior Securities in accordance with the Corporation’s Articles of Incorporation.

4.            Dividends. The Series A Convertible Preferred Stock shall not be entitled to receive dividends or other distributions from the Corporation, and no dividends or distributions shall be payable in respect thereof.

5.           Conversion Rights. Each holder of record of shares of the Series A Convertible Preferred Stock shall have the right to convert all or any part of such holder’s shares of Series A Convertible Preferred Stock into Common Stock, without any further payment therefor, as follows:

(a)        Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series A Convertible Preferred Stock shall have the right at such holder’s option, at any time and from time to time, to convert any of such shares of Series A Convertible Preferred Stock into fully paid and non-assessable shares of Common Stock. Each share of Series A Convertible Preferred Stock shall initially be convertible into one share of Common Stock (the “Conversion Rate”), subject to adjustment upon the terms hereinafter set forth.

(b)       Automatic Conversion. At such time as the trading volume of the Common Stock is equivalent to or greater than $300,000 in value per day for 20 out of 30 consecutive trading days, provided the volume weighted average price of the Common Stock exceeds $1.00 per share each day during the 30-day period, and a shelf registration statement covering the resale of the shares underlying the Series A Convertible Preferred Stock has been declared effective by the U.S. Securities and Exchange Commission and remains effective with no stop orders in place, all outstanding shares of Series A Convertible Preferred Stock shall automatically be converted into Common Shares at the Conversion Rate.

(c)       Mechanics of Conversion.

(i)           Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made, and such date is referred to herein as the “Conversion Date.”

(ii)          All Common Stock which may be issued upon conversion of the Series A Convertible Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof. At all times that any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series A Convertible Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series A Convertible Preferred Stock at the then effective Conversion Rate.

(d)       Conversion Rate Adjustments. The Conversion Rate shall be subject to the adjustment provisions of Section 6 below.

6.           Anti-Dilution Provisions. During the period in which any shares of Series A Convertible Preferred Stock remain outstanding, the Conversion Rate in effect at any time and the number and kind of securities issuable upon the conversion of the Series A Convertible Preferred Stock shall be subject to adjustment from time to time following the date of the original issuance of the Series A Convertible Preferred Stock upon the happening of certain events as follows:

(a)       Consolidation, Merger or Sale. If any consolidation or merger of the Corporation with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each holder of shares of Series A Convertible Preferred Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series A Convertible Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable. The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series A Convertible Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase, and (ii) all other obligations of the Corporation hereunder. The provisions of this Section 6(a) shall similarly apply to successive mergers, sales, transfers or leases.

(b)      Common Stock Dividends, Subdivisions, Combinations, etc. In case the Corporation shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the number of shares of Common Stock determined by multiplying the then applicable Conversion Rate by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

(c)       Discounted Common Stock.

(i)           Subject to Section 6(c)(iii), for a period of 24 months following the date of issuance of the Series A Convertible Preferred Stock, in case the Corporation shall issue shares of its Common Stock, Preferred Stock, stock options, warrants or convertible securities for cash consideration per share less than $1.00 (the “Offering Price”), the Conversion Rate shall be adjusted immediately thereafter so that it shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at such current market price per share of Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares.

(ii)         Subject to Section 6(c)(iii), adjustments to the Conversion Rate pursuant to this Section 6(c) shall be made successively whenever an issuance of shares triggering such an adjustment is made.

(iii)        Notwithstanding anything to the contrary set forth in this Section 6(c), no adjustment to the Conversion Rate shall be made pursuant to this Section 6(c) in the case of (A) shares of Common Stock (or common stock equivalents) issued in acquisitions, mergers or strategic alliances, as reasonably determined by the Board of Directors of the Corporation and approved by Verus International Group Ltd. and Saffron Hill Ventures Ltd. on a case-by-case basis, or (B) exercises of outstanding Image Metrics Limited stock options and warrants assumed by the Corporation.

(iv)         Notwithstanding anything to the contrary set forth in this Section 6(c), the Conversion Rate shall not be reduced as a result of the application of this Section 6(c).

(v)          The consent of four out of five directors of the Corporation (or, in any event, not less than eighty percent (80%) of the then number of directors) is required to approve the issuance of shares of Common Stock (or common stock equivalents) in a financing transaction during the 24-month period referenced in subparagraph (c)(i) above at a sale price of less than the Offering Price.

(d)        Notice of Adjustment. Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly but no later than 10 days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Rate issuable upon exercise of each share of Series A Convertible Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing in the share register of the Corporation, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

(e)       Waiver of Rights. Notwithstanding anything to the contrary set forth herein, in the event any of the anti-dilution rights set forth in Section 6 of these Articles of Incorporation are duly waived or modified by the holders thereof, the analogous rights set forth in Section 6 hereof shall be deemed similarly waived or modified without any further action on the part of the holders of Series A Convertible Preferred Stock.

(f)        Termination. The provisions of this Section 6 shall be of no further force and effect (i) as to any particular holder, once the shares of Series A Convertible Preferred Stock held by such holder are no longer outstanding or (ii) after the expiration of the 24-month period referenced in Section 6(c)(1) above, whichever event occurs sooner.

7.            Redemption. The Corporation may not redeem the outstanding shares of Series A Convertible Preferred Stock and the holders shall not have any right, at any time or under any circumstances, to require the Corporation to redeem any of the Series A Convertible Preferred Stock.

8.            Voting Rights.

(a)           Except as otherwise required by law, the holders of shares of Series A Convertible Preferred Stock shall be entitled to vote on all matters submitted to a vote of the shareholders of the Corporation and shall have such number of votes equal to the number of shares of Common Stock into which such holders’ shares of Series A Convertible Preferred Stock are convertible pursuant to the provisions hereof at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law, the holders of shares of Series A Convertible Preferred Stock and Common Stock shall vote together as a single class, and not as separate classes.

(b)        In the event that the holders of the Series A Convertible Preferred Stock are required to vote as a class, the affirmative vote of holders of not less than two-thirds of the outstanding shares of Series A Convertible Preferred Stock shall be required to approve each such matter to be voted upon, and if any matter is approved by such requisite percentage of holders of Series A Convertible Preferred Stock, such matter shall bind all holders of Series A Convertible Preferred Stock.

9.           Covenants of the Corporation. The Corporation covenants and agrees that, so long as the Shares are outstanding, it will perform the obligations set forth in this Section 9:

(a)        Taxes and Levies. The Corporation will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Corporation or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Corporation shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Corporation shall set aside on its books adequate reserves in accordance with generally accepted accounting principles (“GAAP”) with respect to any such tax, assessment, charge, levy or claim so contested;

(b)        Maintenance of Existence. The Corporation will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Corporation, except where the failure to comply would not have a material adverse effect on the Corporation;

(c)        Maintenance of Property. The Corporation will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

(d)       Insurance. The Corporation will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

(e)        Books and Records. The Corporation will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions materially in accordance with GAAP; and

(f)        Notice of Certain Events. The Corporation will give prompt written notice (with a description in reasonable detail) to the holders of Series A Convertible Preferred Stock in the event the Corporation shall:

(i)          become insolvent or generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;

(ii)         apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Corporation or any of its property, or make a general assignment for the benefit of creditors;

(iii)        in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Corporation or for any part of its property;

(iv)        permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Corporation, and, if such case or proceeding is not commenced by the Corporation or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Corporation or shall result in the entry of an order for relief; or

(v)         enter into any agreement to merge or consolidate with any other person or sell, transfer or lease all or substantially all of its assets to any other person;

(vi)        declare any split of its outstanding shares of capital stock, declare or make any dividend or distribution, or subdivide, reclassify or combine any of its outstanding shares of capital stock.

(g)       Investor Nominees. For a period of 24 months following the date of the issuance of the Series A Convertible Preferred Stock, Verus International Group Ltd. and Saffron Hill Investors Guernsey Limited, on behalf of the holders of shares of Series A Convertible Preferred Stock, shall (i) each be entitled to designate one person to be a nominee for election to the Corporation’s Board of Directors (the “Series A Nominees”) and (ii) have the right to jointly approve one additional nominee for election to the Corporation’s Board of Directors (together with the Series A Nominees, the “Investor Nominees”). The number of Investor Nominees set forth in this Section 9(g) is based on the size of the entire Board of Directors being fixed at five directors, provided that in the event the size of the entire Board of Directors is increased, then the number of Investor Nominees shall be proportionally increased relative to the then number of directors on the Corporation’s Board of directors. The Corporation shall use its best efforts (which shall include, without limitation, the solicitation of proxies on behalf of the Investor Nominees) to elect such Investor Nominees to the Board of Directors.

10.          Reservation of Shares. The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Stock pursuant to the terms hereof If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series A Convertible Preferred Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

11.          Miscellaneous.

(a)       There is no sinking fund with respect to the Series A Convertible Preferred Stock.

(b)       The shares of the Series A Convertible Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights (including no preemptive rights to purchase or otherwise acquire additional shares in the Corporation) except as set forth above in this Articles of Incorporation of the Corporation.

(c)       The holders of the Series A Convertible Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.